    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 2001
                                           REGISTRATION STATEMENT NO. 333-58328
================================================================================
                       SECURITIES AND EXCHANGE COMMISION

                             WASHINGTON, D.C. 20549
                                 --------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-3
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        L-3 COMMUNICATIONS HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                           13-3937434
     (State or Other Jurisdiction               (I.R.S. Employer
          of Incorporation)                  Identification Number)

                                3812, 3663, 3679
            (Primary Standard Industrial Classification Code Number)
                                 --------------
                                600 THIRD AVENUE
                               NEW YORK, NY 10016
                                 (212) 697-1111
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                       SEE TABLE OF ADDITIONAL REGISTRANTS
                                 --------------
                          CHRISTOPHER C. CAMBRIA, ESQ.
                                600 THIRD AVENUE
                               NEW YORK, NY 10016
                                 (212) 697-1111
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service

                                 --------------

                                    Copy to:
                              VINCENT PAGANO, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                          NEW YORK, NEW YORK 10017-3954
                                 (212) 455-2000
                                 --------------

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and other factors.

                                --------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Registration Statement on Form S-1 No. 333-58328 filed April 5, 2001 and Amendment No. 1 thereto filed April 11, 2001, effective April 12, 2001.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                   (Continued on following page)
================================================================================

(Continued from previous page)


                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

====================================================================================================================================
                                                                              PROPOSED MAXIMUM          PROPOSED         AMOUNT OF
                  TITLE OF EACH CLASS OF                    AMOUNT TO BE     AGGREGATE OFFERING    MAXIMUM AGGREGATE    REGISTRATION
                SECURITIES TO BEREGISTERED                   REGISTERED      PRICE PER SECURITY      OFFERING PRICE         FEE
------------------------------------------------------------------------------------------------------------------------------------
5.25% Convertible Senior Subordinated Notes due 2009 .... $300,000,000(1)       100%(2)(3)           $300,000,000(2)       (4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share ..................    3,680,982            (5)                     (5)              (5)
                                                              shares (4)
------------------------------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees of 5.25% Convertible Senior                N/A              (6)                     (6)              (6)
 Subordinated Notes due 2009 ............................
====================================================================================================================================

(1) Includes $250,000,000 aggregate principal amount of notes offered in an initial offering and $50,000,000 aggregate principal amount of notes offered upon the exercise in full of the initial purchaser's over-allotment option.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(i) of the Securities Act of 1933.

(3)   Exclusive of accrued interest and distributions, if any.

(4) The registration fee for the 5.25% Convertible Senior Subordinated Notes due 2009 was paid upon our filing the S-1 Registration Statement on April 5, 2001.

(5) Represents the number of shares of our common stock that are initially issuable upon conversion of the 5.25% Convertible Senior Subordinated Notes due 2009 registered hereby. The estimated number of shares of common stock to be issued upon conversion of the notes is based on a conversion price of $81.50 per share of common stock and assumes conversion of all of the notes into shares of our common stock. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered includes an indeterminate number of shares of our common stock issuable upon conversion of the notes, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

(6) We will not receive additional consideration in connection with the conversion into our common stock by the holders of the notes, and therefore, no registration fee is required pursuant to Rule 457(i).

(7) No separate consideration will be received for the Subsidiary Guarantees. Pursuant to Rule 457(n) of the Securities Act of 1933 there is no filing fee with respect to the Subsidiary Guarantees.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                                --------------

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 (the "S-1 Registration Statement") and Amendment No. 1 thereto (File No. 333-58328) into a Registration Statement on Form S-3. The S-1 Registration Statement related to $300,000,000 aggregate principal amount of 5.25% Convertible Senior Subordinated Notes due 2009 and 3,680,982 shares of common stock of L-3 Communications Holdings, Inc. issuable upon conversion of the notes at a fixed conversion rate of $81.50 per share to be offered from time to time for the account of certain selling stockholders of L-3 Communications Holdings, Inc.

     The prospectus contained herein relates to the notes and the shares of common stock that may be sold by the selling stockholders registered under the S-1 Registration Statement filed April 5, 2001 and subsequent amendments and supplements thereto. The S-1 Registration Statement was declared effective by the Securities and Exchange Commission on April 12, 2001.

                        TABLE OF ADDITIONAL REGISTRANTS

                                                     STATE OR OTHER                          ADDRESS, INCLUDING ZIP CODE,
                                                     JURISDICTION OF      IRS EMPLOYER      AND TELEPHONE NUMBER, INCLUDING
EXACT NAME OF REGISTRANT                            INCORPORATION OR     IDENTIFICATION       AREA CODE, OF REGISTRANT'S
AS SPECIFIED IN ITS CHARTER                           ORGANIZATION           NUMBER           PRINCIPAL EXECUTIVE OFFICES
---------------------------                           ------------           ------           ---------------------------
L-3 Communications Corporation                        Delaware             13-3937436         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
Electrodynamics, Inc                                  Arizona              36-3140903         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
Henschel, Inc.                                        Delaware             23-2554418         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
Hygienetics Environmental Services, Inc.              Delaware             13-3992505         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
Interstate Electronics Corporation                    California           95-1912832         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
L-3 Communications DBS Microwave, Inc.                California           68-0281617         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
L-3 Communications ESSCO, Inc.                        Delaware             04-2281486         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
L-3 Communications ILEX Systems, Inc.                 Delaware             13-3992952         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
L-3 Communications Aydin Corporation                  Delaware             23-1686808         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
L-3 Communications SPD Technologies, Inc.             Delaware             23-2869511         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
L-3 Communications Storm Control Systems, Inc.        California           77-0268547         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
Microdyne Corporation                                 Maryland             52-0856493         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
MPRI, Inc.                                            Delaware             54-1439937         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
Pac Ord, Inc.                                         Delaware             23-2523436         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
Power Paragon, Inc.                                   Delaware             33-0638510         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
Southern California Microwave, Inc.                   California           13-0478540         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
SPD Holdings, Inc.                                    Delaware             23-2977238         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
SPD Electrical Systems, Inc.                          Delaware             23-2457758         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111
SPD Switchgear, Inc.                                  Delaware             23-2510039         600 Third Avenue
                                                                                              New York, NY 10016
                                                                                              (212) 697-1111

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS

                  Subject to Completion, Dated August 6, 2001


                                 $300,000,000

                           [L-3 COMMUNICATIONS LOGO]

                       L-3 COMMUNICATIONS HOLDINGS, INC.
             5.25% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2009
                 AND 3,680,982 SHARES OF COMMON STOCK ISSUABLE
                         UPON CONVERSION OF THE NOTES

                                 Guaranteed by

L-3 Communications Corporation              L-3 Communications Storm Control Systems, Inc.
Electrodynamics, Inc.                       Microdyne Corporation
Henschel, Inc.                              MPRI, Inc.
Hygienetics Environmental Services, Inc.    Pac Ord, Inc.
Interstate Electronics Corporation          Power Paragon, Inc.
L-3 Communications DBS Microwave, Inc.      Southern California Microwave, Inc.
L-3 Communications ESSCO, Inc.              SPD Holdings, Inc.
L-3 Communications ILEX Systems, Inc.       SPD Electrical Systems, Inc.
L-3 Communications Aydin Corporation        SPD Switchgear, Inc.
L-3 Communications SPD Technologies, Inc.

--------------------------------------------------------------------------------
This prospectus relates to:

-- $300,000,000 principal amount of 5.25% convertible senior subordinated notes due 2009;

--  The shares of our common stock issuable upon conversion of the notes; and

-- The subsidiary guarantees of the notes on behalf of each of our subsidiary guarantors.

The notes, the shares of our common stock and the subsidiary guarantees are offered for resale in this prospectus for the accounts of their holders at market prices prevailing at the time of sale or at privately negotiated prices. The holders may sell the notes or the shares of our common stock obtained through conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

We will pay interest on the notes on June 1 and December 1 of each year, commencing on June 1, 2001. The notes will mature on June 1, 2009. The notes will be convertible at your option, unless previously redeemed or repurchased by us, into shares of our common stock at a conversion price of $81.50 per share, subject to the adjustments described in this prospectus. We may redeem the notes, in whole or in part, at any time on or after December 1, 2003. If a change in control occurs, each holder of the notes may require us to repurchase all of their notes. If we cannot make the scheduled payments on the notes, our subsidiary guarantors, listed above, will be required to make them for us in accordance to the subsidiary guarantees. The notes are eligible for trading in the PORTAL (Trade Mark) Market.

Our common stock is traded on the New York Stock Exchange under the symbol "LLL." On August 6, 2001 the last reported sales price of our common stock was $72.98 per share.

INVESTING IN THE NOTES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 10.

The proceeds from the sale of the securities offered by this prospectus are solely for the security holders who own and are selling the securities. We will not receive any of the proceeds from the sale of these securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

       , 2001

                               TABLE OF CONTENTS

                                             PAGE
                                          ---------
Forward-Looking Statements ............        2
Incorporation by Reference ............        3
Prospectus Summary ....................        4
Risk Factors ..........................       10
Use of Proceeds .......................       20
Selling Security Holders ..............       20

                                             PAGE
                                          ---------
Description of the Notes ..............       24
Description of Capital Stock ..........       42
Plan of Distribution ..................       45
Legal Matters .........................       46
Experts ...............................       46
Available Information .................       46

                       -----------------------------------


                           FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog include forward-looking statements within the meaning of section 27A of the Securities Act of 1933, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

     Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

     Our forward-looking statements will also be influenced by factors such as:

     o our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget;

     o our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform;

     o   our ability to obtain future government contracts on a timely basis;

     o the availability of government funding and changes in customer requirements for our products and services;

     o our significant amount of debt and the restrictions contained in our debt agreements;

     o   collective bargaining agreements and labor disputes;

     o economic conditions, competitive environment, international business and political conditions, timing of international awards and contracts;

     o our extensive use of fixed price contracts as compared to cost plus contracts;

     o our ability to identify future acquisition candidates or to integrate acquired operations;

     o the rapid change of technology in the communications equipment industry;

     o   the high level of competition in the communications equipment industry;

     o our introduction of new products into commercial markets or our investments in commercial products or companies; and

     o pension, environmental or legal matters or proceedings and various other market, competition and industry factors, many of which are beyond our control.

     Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

     As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

     We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-K, Form 10-Q and Form 8-K reports to the Securities and Exchange Commission, referred to herein as the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     o Our Current Reports on Form 8-K/A dated March 21, 2001 and April 3, 2001; and

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including all material incorporated by reference therein.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider in making your investment decision. You should read this entire prospectus carefully. Except as otherwise noted, all information in this prospectus assumes no exercise by the initial purchaser of the over-allotment option.

     For convenience in this prospectus, "L-3 Holdings" refers to L-3 Communications Holdings, Inc. and "L-3 Communications" refers to L-3 Communications Corporation, a wholly-owned operating subsidiary of L-3 Holdings. "L-3," "we," "us" and "our" refer to L-3 Holdings and its subsidiaries, including L-3 Communications, except where the content otherwise requires. "Predecessor company" refers to the ten initial business units we purchased from Lockheed Martin Corporation in 1997.

                                       L-3

     We are a leading merchant supplier of sophisticated secure communication systems and specialized communication products. We produce secure, high data rate communication systems, training and simulation systems, avionics and ocean products, telemetry, instrumentation and space products and microwave components. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Our systems and specialized products are used to connect a variety of airborne, space, ground and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. Our customers include the U.S. Department of Defense, which is commonly referred to as the DoD, certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. agencies. For the year ended December 31, 2000, direct and indirect sales to the DoD provided 62.7% of our sales, and sales to commercial customers, foreign governments and U.S. Government agencies other than the DoD provided 37.3% of our sales. Our business areas employ proprietary technologies and capabilities and have leading positions in their respective primary markets. For the year ended December 31, 2000, we had sales of $1,910.1 million and operating income of $222.7 million. We have two reportable segments: Secure Communication Systems and Specialized Communication Products.

     SECURE COMMUNICATION SYSTEMS

     We are an established leader in the development and production of secure, high data rate communications for military and other U.S. Government reconnaissance and surveillance applications and we believe that we have developed virtually every high bandwidth data link that is currently used by the DoD for surveillance and reconnaissance. Our major secure communication programs and systems include:

     o secure data links for airborne, satellite, ground and sea-based remote platforms for real-time information collection and dissemination to users;

     o strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information;

     o   secure telephone and network equipment and encryption management;

     o   communication software support services; and

     o communication systems for surface and undersea vessels and manned space flights.

     Our Secure Communication Systems segment includes our training and simulation business. We design, develop and manufacture advanced simulation products, with high-fidelity representations of cockpits and operator stations for aircraft and vehicle system simulation. We also provide a full range of teaching, training and logistic services and training device support services to domestic and international military customers and ballistic targets for the DoD.

     Our Secure Communication Systems segment provided $847.1 million or 44.3% of our total sales for the year ended December 31, 2000.

     SPECIALIZED COMMUNICATION PRODUCTS

     We are a leading merchant supplier of products to military and commercial customers. We focus on niche markets in which we believe we can achieve a market leadership position. This reportable segment includes three product categories:

     o avionics and ocean products including our aviation recorders, airborne collision avoidance products, displays, antennas, acoustic undersea warfare products and naval power distribution, conditioning, switching and protection equipment;

     o telemetry, instrumentation and space products including our commercial off-the-shelf, real-time data collection and transmission products and components for missile, aircraft and space-based electronic systems; and

     o microwave components including our commercial off-the-shelf, high-performance microwave components and frequency monitoring equipment.

     Our Specialized Communication Products segment provided $1,063.0 million or 55.7% of our total sales for the year ended December 31, 2000.

     DEVELOPING COMMERCIAL OPPORTUNITIES

     An integral part of our growth strategy is to identify and exploit commercial applications for select products and technologies that we currently sell to defense customers. We have currently identified two vertical markets within our Secure Communication Systems and Specialized Communication Products segments where we believe there are significant opportunities to expand our existing commercial sales: transportation products and broadband wireless communications products. We believe that these vertical markets, together with our existing commercial products, provide us with the opportunity for substantial commercial growth in future years.

     Within the transportation market, we have developed and are offering an explosive detection system for checked baggage at airports, cruise ship voyage recorders, power propulsion systems and power switches and displays for rail transportation and internet service providers. We are developing additional products, including an enhanced airborne collision avoidance product that incorporates ground proximity warning.

     Within the communications product market, we are offering local wireless access equipment for voice DSL (Digital Subscriber Line) and internet access, transceivers for LMDS (Local Multipoint Distribution Service) and a broad range of commercial components and digital test equipment for broadband communications providers.

     We have developed the majority of our commercial products employing technology funded by and used in our defense businesses, thereby minimizing any required incremental development expenses. Sales generated from our developing commercial opportunities have not yet been material to us.

                               BUSINESS STRATEGY

     We intend to grow our sales, enhance our profitability and build on our position as a leading merchant supplier of communication systems and products to the major contractors in the aerospace and defense industry as well as the U.S. Government. We intend to leverage our expertise and products into new commercial business areas where we can adapt our existing products and technologies. Our strategy to achieve our objectives includes:

      o EXPAND MERCHANT SUPPLIER RELATIONSHIPS. As an independent merchant supplier, we intend to identify opportunities where we will be able to use our strong relationships to increase our business presence, allow customers to reduce their costs and to be the desired merchant supplier to multiple bidders on prime contract bids;

      o SUPPORT CUSTOMER REQUIREMENTS. We intend to continue to align our research and development, manufacturing and new business efforts to complement our customers' requirements and provide state-of-the-art products;

      o ENHANCE OPERATING MARGINS. We intend to continue to enhance our operating performance by reducing overhead expenses, continuing consolidation and increasing productivity;

      o LEVERAGE TECHNICAL AND MARKET LEADERSHIP POSITIONS. We are applying our market-leading technical expertise and capabilities to several closely aligned commercial business areas and applications and will continue to explore other similar commercial opportunities;

      o MAINTAIN DIVERSIFIED BUSINESS MIX. We have a diverse business mix which limits our exposure to the risks of particular programs, a balance of cost plus and fixed price contracts, a significant sole-source follow-on business and an attractive customer profile; and

      o CAPITALIZE ON STRATEGIC ACQUISITION OPPORTUNITIES. We intend to enhance our existing product base through internal research and development efforts and selective acquisitions, and we seek to add new products to our product base through acquisitions in areas synergistic with our present technologies. As of December 31, 2000, we have acquired ten businesses for an aggregate purchase price of $590.2 million, subject to adjustments.


     We are incorporated in Delaware, and the address of our principal executive offices is 600 Third Avenue, New York, New York 10016. Our telephone number is (212) 697-1111. Our internet address is (http://www.L-3com.com). L-3com.com is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                                 THE OFFERING


Securities Offered..........   $300,000,000 in aggregate principal amount of
                               5.25% Convertible Senior Subordinated Notes due
                               2009, of which $250,000,000 aggregate principal amount were issued on November 21, 2000 and $50,000,000 aggregate principal amount of notes were issued on December 20, 2000.

Maturity....................   June 1, 2009 unless earlier redeemed,
                               repurchased or converted.

Interest Payment Dates......   June 1 and December 1, beginning June 1, 2001.
                               The initial interest payment will include accrued interest from November 21, 2000.

Interest Rate...............   5.25% per year, subject to adjustment under
                               certain circumstances. See "Description of the Notes -- Interest Rate Adjustments."

Guarantees..................   The notes are jointly and severally guaranteed
                               by certain direct and indirect domestic
                               subsidiaries of L-3 Holdings as described in the "Description of the Notes", which in the aggregate generated in excess of 97% of our consolidated sales, income from continuing operations before income taxes and cash from operating activities for the year ended December
                               31, 2000, and represented in excess of 97% of our consolidated assets and shareholders' equity at December 31, 2000.

                               The Guarantees are subordinated in right of payment to all existing and future senior debt of the Guarantors. The Guarantees will be pari passu with other senior subordinated indebtedness of the Guarantors, including the 10 3/8% Senior Subordinated Notes due 2007, the
                               8 1/2% Senior Subordinated Notes due 2008 and the 8% Senior Subordinated Notes due 2008 issued by L-3 Communications and guaranteed by the other Guarantors.

                               As of December 31, 2000, we had $1,095.0 million of indebtedness, including our obligations under these notes and including $190.0 million of senior debt, all of which were obligations of the Guarantors.

                               See "Description of the Notes -- Subsidiary
                               Guarantees" and "-- Subordination of Subsidiary Guarantees."

Ranking.....................   The notes are unsecured senior subordinated
                               obligations of L-3 Holdings. The notes rank junior in right of payment to all of the existing and future senior debt of L-3 Holdings. As of December 31, 2000, other than its obligations under these notes, L-3 Holdings had no senior debt outstanding and its only obligations were its guarantees of L-3 Communications' senior credit facilities. See "Description of the Notes
                               -- Subordination."

Optional Conversion
 by Holders..................  Holders may convert the notes at any time through maturity unless previously redeemed or
                               repurchased, into shares of our common stock initially at a conversion price of $81.50 per share (equal to a conversion rate of 12.2699 shares per $1,000 principal amount of notes), subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion Rights."

Optional Redemption by
L-3 Holdings................   L-3 Holdings may not redeem the notes prior to
                               December 1, 2003. L-3 Holdings may redeem some or all of the notes on or after December 1, 2003, at the redemption prices, plus accrued and unpaid interest to, but excluding, the redemption date, set forth under "Description of the Notes --
                               Optional Redemption by L-3 Holdings." L-3
                               Holdings will therefore be required to make six interest payments before being able to redeem any notes.

Repurchase Right
 of Holders..................  Each holder of the notes may require L-3 Holdings to repurchase all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in certain circumstances involving a change of control. The repurchase price is payable in:

                               o  cash; or

                               o at our option, subject to the satisfaction of certain conditions, in common stock. The number of shares of common stock will equal the repurchase price divided by 95% of the average closing sale price for the five consecutive trading days ending on and including the third trading day prior to the repurchase date.

Form, Denomination and
Registration................   The notes are issued in fully registered form.
                               The notes are issued in denominations of $1,000.

                               Except as described in this prospectus, the notes are issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in any of the global notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. Settlement and all secondary market trading activity for the notes will be in same day funds. See "Description of the Notes -- Form, Denomination and Registration."

Use of Proceeds.............   We will not receive any of the proceeds from
                               this offering. See "Use of Proceeds."

Registration Rights.........   We have filed with the SEC a registration
                               statement for the resale of the notes, the Guarantees and the common stock issuable upon conversion. We have agreed to keep the registration statement effective until the earliest of two years after the latest date on which we issue notes in this offering, expiration of the resale restriction provisions of Rule 144 under the Securities Act or the date when all of the notes, Guarantees and common stock into which the notes are convertible are registered under the registration statement and sold in accordance with it. If we do not comply with these and other registration obligations, we will be required to pay liquidated damages to the holders of the notes or the common stock issuable upon conversion. See "Description of the Notes --
                               Registration Rights."

Trading.....................   We can provide no assurance as to the liquidity
                               of the trading market for the notes. The notes are currently traded on the Private Offerings, Resales and Trading through Automated Linkages market, known as PORTAL.

NYSE Symbol for our
Common Stock................   Our common stock is traded on the New York
                               Stock Exchange under the symbol "LLL."

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in the notes or the shares of our common stock issuable upon conversion of the notes. Any of these risks could materially adversely affect our business, financial condition and results of operations, which could in turn materially adversely affect the price of the notes and the common stock issuable upon conversion of the notes.

RISKS RELATED TO L-3

OUR SIGNIFICANT LEVEL OF DEBT MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING ACTIVITY.

     We have incurred substantial indebtedness to finance our acquisitions. As of December 31, 2000, we had $1,095.0 million of indebtedness outstanding (excluding outstanding letters of credit). Our ratio of net debt to EBITDA at December 31, 2000 was 3.6x. In the future we may borrow more money, subject to limitations imposed on us by our debt agreements.

     Based on our current level of operations and anticipated improvements to our operations, we believe that our cash flow from operations and amounts we are able to borrow under our senior credit facilities will be adequate to meet our anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments for the foreseeable future, at least for the next three years. Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our indebtedness depends on our future performance. We do not have complete control over our future performance because it is subject to economic, political, financial, competitive, regulatory and other factors affecting the aerospace and defense industry. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to sell assets, restructure debt or obtain additional equity capital. We cannot be sure that we would be able to do so or do so without additional expense.

     Our level of indebtedness has important consequences to you and your investment in these notes and our common stock into which these notes are convertible. These consequences may include:

     o requiring a substantial portion of our cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes including capital expenditures, research and development and other investments;

     o limiting our ability to obtain additional financing for acquisitions or working capital to make investments or other expenditures, which may limit our ability to carry out our acquisition strategy;

     o higher interest expenses due to increases in interest rates on our borrowings that have variable interest rates;

     o heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

     o covenants that limit our ability to borrow additional funds, dispose of assets or pay cash dividends. Failure to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our financial position and results of operations due to financial and restrictive covenants.

OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO FINANCE OUR FUTURE OPERATIONS AND, IF WE ARE UNABLE TO MEET OUR FINANCIAL RATIOS, COULD CAUSE OUR EXISTING DEBT TO BE ACCELERATED.

     Our debt agreements contain a number of significant provisions that, among other things, restrict our ability to:

     o   sell assets;

     o   incur more indebtedness;

     o   repay certain indebtedness;

     o   pay dividends;

     o   make certain investments or acquisitions;

     o   repurchase or redeem capital stock;

     o   engage in mergers or consolidations; and

     o   engage in certain transactions with subsidiaries and affiliates.

     These restrictions could hurt our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, some of our debt agreements also require us to maintain compliance with certain financial ratios, including total consolidated earnings before interest, taxes, depreciation and amortization to total consolidated cash interest expense and net debt to total consolidated earnings before interest, taxes, depreciation and amortization, and to limit our capital expenditures. Our ability to comply with these ratios and limits may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or limits could result in a default under those debt agreements. In the event of any such default, the lenders under those debt agreements could elect to:

     o declare all outstanding debt, accrued interest and fees to be due and immediately payable;

     o require us to apply all of our available cash to repay our outstanding senior debt; and

     o   prevent us from making debt service payments on our other debt.

     If we were unable to repay any of these borrowings when due, the lenders under our senior credit facilities could proceed against their collateral, which consists of a first priority security interest in the capital stock of our material subsidiaries, including L-3 Communications. If the indebtedness under the existing debt agreements were to be accelerated, we cannot assure you that our assets would be sufficient to repay such indebtedness in full.

L-3 HOLDINGS MAY NOT RECEIVE THE DIVIDENDS FROM ITS SUBSIDIARIES THAT IT WILL RELY UPON TO MAKE INTEREST AND PRINCIPAL PAYMENTS ON THE NOTES.

     L-3 Holdings is a holding company and derives all of its operating income and cash flow from its subsidiaries, including L-3 Communications. The only indebtedness of L-3 Holdings consists of these notes. L-3 Holdings also has guaranteed L-3 Communications' indebtedness under the senior credit facilities. L-3 Holdings relies on dividends and other payments from its subsidiaries or must raise funds in public or private equity or debt offerings to generate the funds necessary to pay principal of and interest on the notes. The subsidiaries of L-3 Holdings are separate and distinct legal entities, and their ability to pay any amounts due under L-3 Holdings' indebtedness or to make any funds available to pay L-3 Holdings' debt obligations, including obligations under the notes, whether by dividends, loans or other payments is restricted under the terms of their present and future indebtedness. There can be no assurance that L-3 Holdings will be able to obtain such funds on acceptable terms or at all.

OUR ACQUISITION STRATEGY INVOLVES RISKS, AND WE MAY NOT SUCCESSFULLY IMPLEMENT OUR STRATEGY.

     We seek to acquire companies that complement our business. We cannot assure you, however, that we will be able to identify acquisition candidates on commercially reasonable terms or at all. If we make additional acquisitions, we also cannot be sure that any benefits anticipated from the acquisitions will actually be realized. Likewise, we cannot be sure that we will be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements.

     The process of integrating acquired operations, including our recent acquisitions, into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt and related interest expense, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a materially adverse effect on our financial condition, operating results and cash flow. We consider and execute strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. We regularly evaluate potential acquisitions and joint venture transactions, but we have not entered into any agreements with respect to any material transactions at this time.

WE RELY ON SALES TO U.S. GOVERNMENT ENTITIES, AND THE LOSS OF SUCH CONTRACTS WOULD HAVE A MATERIAL IMPACT ON OUR OPERATING RESULTS.

     Our government sales are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. Government. Approximately 67.9%, or $1,296.1 million, of our sales for the year ended December 31, 2000, were made directly or indirectly to agencies of the U.S. Government, including the DoD. At December 31, 2000, the number of contracts with a value exceeding $1.0 million was approximately 600. Our largest program is a long-term, cost plus contract for the U.S. Air Force aerial reconnaissance program that provided 3.8% of our sales for the same period. No other program provided more than 2.3% of our sales for the year ended December 31, 2000. The loss of all or a substantial portion of our sales to the U.S. Government would have a material adverse effect on our financial condition, results of operations, or cash flow.


OUR GOVERNMENT CONTRACTS ENTAIL CERTAIN RISKS.

     o  Government contracts are dependent upon the U.S. defense budget.

     The reduction in the U.S. defense budget in the early 1990s caused most defense-related government contractors to experience decreased sales, increased downward pressure on operating margins and, in certain cases, net losses. Our predecessor company experienced a substantial decline in sales during that period. A significant decline in U.S. military expenditures in the future could materially adversely affect our sales, earnings and cash flow. The loss or significant reduction in government funding of a large program in which we participate could also materially adversely affect our future sales, earnings and cash flows and thus our ability to meet our financial obligations. U.S. Government contracts are also conditioned upon the continuing approval by Congress of the amount of necessary spending. Congress usually appropriates funds for a given program each fiscal year even though contract periods of performance may exceed one year. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract only if appropriations are made by Congress for future fiscal years.

      o Government contracts contain unfavorable termination provisions and are subject to audit and modification.

     Companies engaged primarily in supplying defense-related equipment and services to U.S. Government agencies are subject to certain business risks peculiar to the defense industry. These risks include the ability of the U.S. Government to unilaterally:

     o suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

     o   terminate existing contracts;

     o   reduce the value of existing contracts;

     o audit our contract-related costs and fees, including allocated indirect costs; and

     o   control and potentially prohibit the export of our products.

     All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Our contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

     The U.S. Government may review our costs and performance on their contracts, as well as our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs, and certain marketing expenses may not be reimbursable under U.S. Government contracts. Further, as a U.S. Government contractor, we are subject to investigation, legal action and/or liability that would not apply to a commercial company.

     o Government contracts are subject to competitive bidding and we are required to obtain licenses for non-U.S. sales.

     We obtain many of our U.S. Government contracts through a competitive bidding process. We cannot assure you that we will continue to win competitively awarded contracts or that awarded contracts will generate sales sufficient to result in our profitability. We are also subject to risks associated with the following:

     o the frequent need to bid on programs in advance of the completion of their design (which may result in unforeseen technological difficulties and/or cost overruns);

     o the substantial time and effort including the relatively unproductive design and development required to prepare bids and proposals for competitively awarded contracts which may not be awarded to us;

     o   design complexity and rapid technological obsolescence; and

     o   the constant need for design improvement.

     In addition to these U.S. Government contract risks, we are required to obtain licenses from U.S. Government agencies to export many of our products and systems. Additionally, we are not permitted to export some of our products. We cannot be sure of our ability to gain any licenses required to export our products, and failure to receive required licenses would eliminate our ability to sell our products outside the United States.

OUR FIXED PRICE AND COST PLUS CONTRACTS MAY COMMIT US TO UNFAVORABLE TERMS.

     We provide our products and services primarily through fixed price or cost plus contracts. Fixed price contracts provided 71.4% of our sales for the year ended December 31, 2000. In a fixed price contract, the price is not subject to adjustment based on cost incurred to perform the required work under the contract. Therefore, we fully absorb cost overruns on fixed price contracts and this reduces our profit margin on the contract. Those cost overruns may result in a loss. A further risk associated with fixed price contracts is the difficulty of estimating sales and costs that are related to performance in accordance with contract specifications and the possibility of obsolescence in connection with long-term procurements. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce our profitability or cause a loss.

     Cost plus contracts provided 28.6% of our sales for the year ended December 31, 2000. In a cost plus contract, we are reimbursed for allowable incurred costs plus a fee, which may be fixed or variable depending on the contract arrangement. The price on a cost plus contract is based on allowable cost incurred, but generally is subject to contract funding limitations. U.S. Government regulations require that we notify our customer of any cost overruns or underruns on a cost plus contract. If we incur costs in excess of the funding limitation specified in the contract, we may not be able to recover those cost overruns.

     We record sales and profits on substantially all of our contracts using percentage-of-completion methods of accounting. As a result, revisions made to our estimates of sales and profits are recorded in the period in which the conditions that require such revisions become known and can be estimated. Although we believe that adequate provisions for losses for our fixed price contracts are recorded in our financial statements, as required under U.S. generally accepted accounting principles, we cannot assure you that our contract loss provisions, which are based on estimates, will be adequate to cover all actual future losses.

OUR OPERATIONS INVOLVE RAPIDLY EVOLVING PRODUCTS AND TECHNOLOGICAL CHANGE.

     The rapid change of technology is a key feature of the communication equipment industry as a whole, and for defense applications in particular. To succeed in the future, we will need to continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through customer-funded research and development as well as from internally funded research and development. We cannot guarantee that we will continue to maintain comparable levels of research and development. In the past we have allocated substantial funds to capital expenditures, programs and other investments. This practice will continue to be required in the future. Even so, we cannot assure you that we will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive.

WE MAY NOT SUCCESSFULLY IMPLEMENT OUR PLAN TO EXPAND INTO COMMERCIAL MARKETS.

     Our revenues have primarily come from business with the DoD and other U.S. Government agencies. In addition to continuing to pursue these market areas, we will continue applying our technical capabilities and expertise to related commercial markets. Some of our commercial products, such as local wireless loop telecommunications equipment, airport security equipment and voyage recorders, have only recently been introduced. As such, these new products are subject to certain risks and may require us to:

     o develop and maintain marketing, sales and customer support capabilities;

     o   secure sales and customer support capabilities;

     o   obtain customer and/or regulatory certification;

     o   respond to rapid technological advances; and

     o   obtain customer acceptance of these products and product performance.

     Our efforts to expand our presence in commercial markets may require significant resources, including additional working capital and capital expenditures, as well as the use of our management's time. Our efforts to sell certain commercial products, particularly our broadband wireless communications products, also may depend to a significant degree on the efforts of independent distributors or communication service providers. In addition, we have made equity investments in entities that plan to commence operations as communications service providers using some of our commercial products. We can give no assurance that these distributors or service providers will be able to market our products or their services successfully or that we will be able to realize a return on our investments in them. We cannot assure you that we will be successful in addressing these risks or in developing these commercial business opportunities.

CONSOLIDATION AND INTENSE COMPETITION IN OUR INDUSTRY COULD LIMIT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     The communications equipment industry as a whole, and the market for defense applications in particular, is highly competitive. The defense industry has experienced substantial consolidation due to declining defense budgets and increasing pressures for cost reductions. We expect that the DoD's increased use of commercial off-the-shelf products and components in military equipment will continue to encourage new competitors to enter the market. We also expect that competition for original equipment manufacturing business will increase due to the continued emergence of merchant suppliers. Our ability to compete for defense contracts largely depends on the following factors:

     o the effectiveness and innovations of our research and development programs;

     o our ability to offer better performance than our competitors at a lower cost to the U.S. Government; and

     o the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

     In some instances, the U.S. Government directs all work for a particular project to a single supplier, commonly known as a sole-source project. In such cases, other suppliers who may otherwise be able to compete for the programs involved can only do so if the U.S. Government chooses to reopen the particular program to competition. Additionally, many of our competitors are larger than us and have substantially greater financial and other resources than we have.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND PERSONNEL, WE MAY BECOME UNABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

     Our future success depends to a significant degree upon the continued contributions of our management, including Messrs. Lanza and LaPenta, and our ability to attract and retain other highly qualified management and technical personnel. We do not maintain any key person life insurance policies for members of our management. As of March 12, 2001, Messrs. Lanza and LaPenta owned, in the aggregate, 14.3% of our common stock. We have entered into employment agreements with Messrs. Lanza and LaPenta. We face competition for management and technical personnel from other companies and organizations. Failure to attract and retain such personnel would damage our prospects.

ENVIRONMENTAL LAWS AND REGULATION MAY SUBJECT US TO SIGNIFICANT LIABILITY.

     Our operations are subject to various U.S. federal, state and local as well as certain foreign environmental laws and regulations within the countries in which we operate relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations.

     New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements may require us to incur costs in the future that could have a negative effect on our financial condition, results of operations or cash flow.

TERMINATION OF OUR BACKLOG OF ORDERS COULD NEGATIVELY IMPACT OUR SALES.

     We currently have a backlog of orders, primarily under contracts with the U.S. Government. The U.S. Government may unilaterally modify or terminate these contracts. Accordingly, most of our backlog could be modified or terminated by the U.S. Government. We cannot assure you that our existing backlog will result in sales. Further, we cannot be sure that the margin we record on sales from any contract included in backlog will be profitable.

OUR PENSION PLAN LIABILITIES MAY RESULT IN SIGNIFICANT EXPENSES.

     We have assumed certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses which we acquired. Prior to our formation,

Lockheed Martin received a letter from the Pension Benefit Guaranty Corporation (the "PBGC"), which requested information regarding the transfer of these pension plans and indicated that the PBGC believed certain of these pension plans were underfunded using its actuarial assumptions. These assumptions resulted in a larger liability for accrued benefits than the assumptions used for financial reporting under Statement of Financial Accounting Standards No. 87.

     With respect to these plans, Lockheed Martin entered into an agreement with us and the PBGC dated as of April 30, 1997. Under that agreement, Lockheed Martin agreed, upon the occurrence of certain circumstances, either to:

     o   assume sponsorship of the subject plans; or

     o   provide another form of financial support.

     If Lockheed Martin did assume sponsorship of these plans, it would be primarily liable for the costs associated with funding these plans or any costs associated with the termination of them, but we would be required to reimburse Lockheed Martin for its obligations. To date, the impact on our pension expense and funding requirements resulting from this arrangement has not been material to our results of operations, financial position or cash flow. However, should Lockheed Martin assume sponsorship of the subject plans, or if these plans were terminated, the impact of any increased pension expenses or funding requirements could be material to us.

RISKS RELATED TO THE NOTES AND THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL BE SUSTAINED FOR THESE NOTES, WHICH MAY REDUCE THEIR MARKET PRICE.

     The notes were initially issued on November 21, 2000 and on December 20, 2000. Although the notes are eligible for trading in the PORTAL market, we cannot assure you that an active trading market for the notes will be sustained. Because the initial purchaser of the notes, Lehman Brothers Inc., is an affiliate of L-3 Holdings, it is not permitted under the rules of the New York Stock Exchange to solicit, or make recommendations regarding, the purchase or sale of the notes or the common stock of L-3 Holdings. This could affect the liquidity of, the trading markets for, or investor interest in the notes and the common stock of L-3 Holdings, which could adversely affect the price at which the notes trade.

     In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for convertible securities, changes in our prospects or financial performance or in the prospects for companies in our industry generally. If an active market for the notes or the common stock of L-3 Holdings fails to be sustained, the trading price could fall. The notes could also trade at lower prices depending on other factors, including:

     o   prevailing interest rates;

     o   the markets for similar securities;

     o   general economic conditions; and

     o our financial condition, historical financial performance and future prospects.

THE NOTES ARE SUBORDINATED TO ALL OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS, WHICH MAY INHIBIT OUR ABILITY TO REPAY YOU.

     The notes are contractually subordinated in right of payment to our existing and future senior indebtedness, other than indebtedness that is expressly junior in right of payment to the notes. As of December 31, 2000, we had $190.0 million of senior debt, which consisted of L-3 Communications' senior credit facilities. The indenture does not limit the creation of additional senior indebtedness or any other indebtedness by us.

     Any incurrence of additional indebtedness may materially adversely impact our ability to service our debt, including the notes. Due to the subordination provisions of our senior indebtedness, in the event of our insolvency, funds that would otherwise be used to pay the holders of the notes will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, general creditors may recover less, ratably, than the holders of senior indebtedness and the general creditors may recover more, ratably, than the holders of the notes or other subordinated indebtedness. In addition, the holders of senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes.

OUR HOLDING COMPANY STRUCTURE MAY LIMIT YOUR RECOURSE TO OUR ASSETS.

     L-3 Holdings' right to receive the assets of any subsidiary upon the liquidation or reorganization of that subsidiary (and the consequent rights of the holders of the notes to participate in those assets) will be subordinated structurally to the claims of the subsidiary's creditors. However, if L-3 Holdings is recognized as a creditor, its claims would be subordinate to any secured indebtedness of its subsidiary and any indebtedness of a subsidiary that is senior to L-3 Holdings' claims. L-3 Holdings has no assets other than the stock of its subsidiary, L-3 Communications. The capital stock of L-3 Communications and its material subsidiaries is pledged to secure our obligations under L-3 Communications' bank credit facilities.

THE TERMS OF OUR INDEBTEDNESS COULD RESTRICT OUR FLEXIBILITY AND LIMIT OUR ABILITY TO SATISFY OBLIGATIONS UNDER THE NOTES.

     We are subject to operational and financial covenants and other restrictions contained in the bank loan documents evidencing our senior indebtedness and the indentures evidencing the senior subordinated notes of L-3 Communications. These covenants could limit our operational flexibility and restrict our ability to borrow additional funds, if necessary, to finance operations and to make principal and interest payments on the notes. Additionally, failure to comply with these operational and financial covenants could result in an event of default under the terms of this indebtedness which, if not cured or waived, could result in this indebtedness becoming due and payable. The effect of these covenants, or our failure to comply with them, could have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO REPURCHASE NOTES WITH CASH UPON A CHANGE OF CONTROL MAY BE
LIMITED.

     In certain circumstances involving a change of control of L-3 Holdings, you may require us to repurchase some or all of your notes. We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes in such event may be limited by law, by our indentures, by the terms of other agreements relating to our senior indebtedness and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our senior indebtedness in order to make such payments. We may not have the financial ability to repurchase the notes in cash if payment for our senior indebtedness is accelerated.

THE GUARANTEES MAY BE UNENFORCEABLE DUE TO FRAUDULENT CONVEYANCE STATUTES, ACCORDINGLY, YOU COULD HAVE NO CLAIM AGAINST THE GUARANTORS.

     Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, further subordinate or avoid the Guarantees if it found that the Guarantees were incurred with actual intent to hinder, delay or defraud creditors, or the Guarantor did not receive fair consideration or reasonably equivalent value for the Guarantees and that the Guarantor was any of the following:

     o   insolvent or rendered insolvent because of the Guarantees;

     o engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     o intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

     If a court voided a guaranty by one or more of our subsidiaries as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary based on the guaranty and would solely be creditors of L-3 Holdings and any Guarantor whose Guarantee was not similarly held unenforceable.

NOT ALL OF THE SUBSIDIARIES OF L-3 HOLDINGS ARE GUARANTORS, AND YOUR CLAIMS WILL BE SUBORDINATED TO ALL OF THE CREDITORS OF THE NON-GUARANTOR SUBSIDIARIES.

     Many, but not all, of the direct and indirect subsidiaries of L-3 Holdings guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to L-3 Holdings. As of December 31, 2000, these notes were effectively junior to $22.6 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated 2.6% of our consolidated revenues, generated a loss from continuing operations before income taxes of $0.2 million and used $2.2 million of cash from operating activities for the year ended December 31, 2000. The non-guarantor subsidiaries held 1.6% of our consolidated assets as of December 31, 2000.

THE GUARANTEES WILL BE SUBORDINATED TO THE SENIOR DEBT OF THE GUARANTORS.

     The Guarantees are subordinated to all existing and future senior debt of the Guarantors, which shall consist of all of the indebtedness and other liabilities of the Guarantors designated as senior, including borrowings under the L-3 Communications' senior credit facilities. The Guarantee rendered by L-3 Communications in connection with this offering will be pari passu with the Senior Subordinated Notes sold by L-3 Communications in April 1997, May 1998 and December 1998, and the Guarantees made by subsidiaries of L-3 Communications in connection with this offering will be pari passu with the Guarantees made by those subsidiaries relating to those Senior Subordinated Notes. As of December 31, 2000, our subsidiaries had $190.0 million of senior debt. Any right of L-3 Holdings to receive the assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary's creditors, including trade creditors. To the extent that L-3 Holdings is recognized as a creditor of that subsidiary, L-3 Holdings may have such claim, but it would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness and other liabilities of that subsidiary senior to that held by L-3 Holdings.

FUTURE SALES OF THE COMMON STOCK OF L-3 HOLDINGS IN THE PUBLIC MARKET COULD LOWER THE STOCK PRICE.

     We may, in the future, sell additional shares of our common stock in subsequent public offerings. We may also issue additional shares of our common stock to finance future acquisitions, including acquisitions larger than those we have done in the past through the use of equity. Additionally, a substantial number of shares of our common stock is available for future sale pursuant to stock options, registration rights agreements and upon conversion of these notes. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options, acquisition financing or the conversion of these notes), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

DELAWARE LAW AND THE CHARTER DOCUMENTS OF L-3 HOLDINGS MAY IMPEDE OR DISCOURAGE A TAKEOVER, WHICH COULD CAUSE THE MARKET PRICE OF ITS SHARES TO DECLINE.

     We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholders' approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our certificate of incorporation and by-laws provide for a classified board of directors serving staggered three-year terms, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. All options issued under our stock option plans automatically vest upon a change in control of L-3 Holdings. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock, the acceleration of the vesting of the outstanding stock options that we have granted upon a change in control of L-3 Holdings, and certain provisions of L-3 Holdings' certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving L-3 Holdings or discourage a potential acquiror from making a tender offer for the common stock of L-3 Holdings, which, under certain circumstances, could reduce the market value of our common stock.

THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS, WHICH MAY NOT BE CORRECT.

     Certain of the matters discussed concerning our operations, economic performance and financial condition, including in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog, include forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act"). Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that their goals will be achieved.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of the notes or the shares of common stock which are issuable upon conversion of the notes.

                            SELLING SECURITY HOLDERS

     The following table sets forth information, as of August 3, 2001 (unless otherwise noted), with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act or pursuant to our Registration Statement on Form S-1 and amendments or supplements thereto. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.




                                                                    PRINCIPAL
                                                                    AMOUNT OF                         COMMON
                                                                      NOTES        PERCENT OF     STOCK ISSUABLE
                                                                  BENEFICIALLY      THE NOTES     UPON CONVERSION
NAME                                                                  OWNED           OWNED        OF THE NOTES
----                                                             --------------   ------------   ----------------
1976 Distribution Trust FBO
  A. R. Lauder Zinterhofer ...................................    $     8,000            --               98
1976 Distribution Trust FBO Jane A. Lauder ...................    $    16,000          0.01%             196
2000 Revocable Trust FBO
  A. R. Lauder Zinterhofer ...................................    $     8,000            --               98
ABN Amro Securities LLC ......................................    $ 4,250,000          1.42%          52,147
ACM Offshore Fund ............................................    $   850,000          0.28%          10,429
AIG/National Union Fire Insurance ............................    $   785,000          0.26%           9,631
Alexandra Global Investment Fund 1 Ltd .......................    $ 6,500,000          2.16%          79,754
Aloha Airlines Non-Pilots Pension Trust ......................    $   175,000          0.06%           2,147
Aloha Pilots Retirement Trust ................................    $   100,000          0.03%           1,226
Alpha U.S. Sub Fund VIII, LLC ................................    $   750,000          0.25%           9,202
Alpine Associates ............................................    $ 4,000,000          1.33%          49,079
Alpine Partners, L.P. ........................................    $   650,000          0.22%           7,975
Allstate Insurance Company ...................................    $ 1,000,000          0.33%          12,269
Allstate Life Insurance Company ..............................    $   400,000          0.13%           4,907
Amaranth Securities L.L.C. ...................................    $ 5,000,000          1.67%          61,349
American Motorist Insurance Corporation ......................    $   585,000          0.20%           7,177
Arapahoe County, Colorado ....................................    $    57,000          0.02%             699
Arbitex Master Fund, L.P. ....................................    $ 6,400,000          2.13%          78,527
Arkansas PERS ................................................    $   950,000          0.32%          11,656
Arkansas Teachers Retirement .................................    $ 3,885,000          1.30%          47,668
Associated Electric & Gas Insurance Services Limited .........    $   500,000          0.17%           6,134
BP Amoco Corporation Master Trust for Employee
Pension Plans ................................................    $ 7,700,000          2.56%          94,478
BP Amoco PLC, Master Trust ...................................    $   410,000          0.14%           5,030
BT Equity Opportunities ......................................    $ 2,000,000          0.67%          24,539
BT Strategy ..................................................    $ 1,000,000          0.33%          12,269
Bancroft Convertible Fund, Inc. ..............................    $ 1,000,000          0.33%          12,269

                                                                                      PRINCIPAL
                                                                                      AMOUNT OF                    COMMON
                                                                                        NOTES     PERCENT OF   STOCK ISSUABLE
                                                                                    BENEFICIALLY   THE NOTES   UPON CONVERSION
NAME                                                                                    OWNED        OWNED      OF THE NOTES
----                                                                               -------------------------- ----------------
Baptist Health of South Florida ..................................................  $   386,000       0.13%          4,736
Black Diamond Offshore, Ltd. .....................................................  $   753,000       0.25%          9,239
Boilermakers Blacksmith Pension Trust ............................................  $ 1,300,000       0.43%         15,950
Boston Museum of Fine Art ........................................................  $   115,000       0.04%          1,411
Brazos Small Cap Portfolio .......................................................  $   127,000       0.04%          1,558
British Virgin Islands Social Security Board .....................................  $    42,000       0.01%            515
C&H Sugar Company Inc. ...........................................................  $   265,000       0.09%          3,251
CALAMOS (Registered Trademark)  Convertible Fund -- CALAMOS
  (Registered Trademark) Investment Trust ........................................  $ 2,920,000       0.97%         35,828
CALAMOS (Registered Trademark)  Convertible Growth and Income
  Fund -- CALAMOS (Registered Trademark)  Investment Trust .......................  $ 1,500,000       0.50%         18,404
CALAMOS (Registered Trademark)  Convertible Portfolio -- CALAMOS
  (Registered Trademark) Advisors Trust ..........................................  $   200,000       0.06%          2,453
CALAMOS (Registered Trademark)  Convertible Technology Fund --
CALAMOS (Registered Trademark)  Investment Trust .................................  $    60,000       0.02%            736
CALAMOS (Registered Trademark)  Global Convertible Fund -- CALAMOS
  (Registered Trademark) Investment Trust ........................................  $   320,000       0.11%          3,296
Chrysler Corporation Master Retirement Trust .....................................  $ 4,960,000       1.65%         60,858
City of New Orleans ..............................................................  $   239,000       0.08%          2,932
City University of New York ......................................................  $   142,000       0.05%          1,742
The Class IC Company Ltd. ........................................................  $ 2,750,000       0.92%         33,742
Continental Assurance Company ....................................................  $ 2,400,000       0.80%         29,447
Credit Lyonnais Securities (USA) Inc. ............................................  $ 2,000,000       0.67%         24,539
Deephaven Domestic Convertible Trading Ltd. ......................................  $ 8,100,000       2.70%         99,386
Deeprock & Co. ...................................................................  $ 1,000,000       0.33%         12,269
Delaware PERS ....................................................................  $ 1,400,000       0.47%         17,177
Delta Air Lines Master Trust (c/o Oaktree Capital
Management LLC) ..................................................................  $ 1,705,000       0.57%         20,920
Delta Pilots D&S Trust ...........................................................  $   605,000       0.20%          7,423
Double Black Diamond Offshore, LDC ...............................................  $ 3,113,000       1.04%         38,196
Drury University .................................................................  $    80,000       0.03%            981
Dylan (IMA) Limited ..............................................................  $ 2,000,000       0.67%         24,539
Ellsworth Convertible Growth and Income Fund, Inc. ...............................  $ 1,000,000       0.33%         12,269
Employee Benefit Convertible Securities Fund .....................................  $   240,000       0.08%          2,944
Engineers Joint Pension Fund .....................................................  $   469,000       0.16%          5,754
Enterprise Convertible Securities Fund ...........................................  $    95,000       0.03%          1,165
F. R. Convt. Sec. Fn. ............................................................  $    95,000       0.03%          1,165
First Union Securities Inc. ......................................................  $   450,000       0.15%          5,521
Froley Investment Company, Inc. ..................................................  $   235,000       0.08%          2,883
The Grable Foundation ............................................................  $   111,000       0.04%          1,361
Grady Hospital Foundation ........................................................  $   122,000       0.04%          1,496
Hawaiian Airlines Employees Pension Plan--IAM ....................................  $    80,000       0.03%            981
Hawaiian Airlines Pension Plan for Salaried Employees ............................  $    20,000       0.01%            245
Hawaiian Airlines Pilots Retirement Plan .........................................  $   160,000       0.05%          1,963
HFR Convertible Arbitrage Fund ...................................................  $   200,000       0.07%          2,453
Highbridge International LLC .....................................................  $15,000,000       5.00%        184,049
ICI American Holdings Trust ......................................................  $   750,000       0.25%          9,202
Independence Blue Cross ..........................................................  $   116,000       0.04%          1,423


                                                                      PRINCIPAL
                                                                      AMOUNT OF                         COMMON
                                                                        NOTES        PERCENT OF     STOCK ISSUABLE
                                                                    BENEFICIALLY      THE NOTES     UPON CONVERSION
NAME                                                                    OWNED           OWNED        OF THE NOTES
----                                                               --------------   ------------   ----------------
Innovest Finanzoienstleistungs .................................    $   394,000          0.13%            4,834
Island Holdings ................................................    $    45,000          0.02%              552
JMG Capital Partners, LP .......................................    $ 4,000,000          1.33%           49,079
JMG Triton Offshore Fund, Ltd. .................................    $ 4,000,000          1.33%           49,079
KBC Financial Products USA .....................................    $ 1,000,000          0.33%           12,269
Lehman Brothers Inc. ...........................................    $ 9,000,000          3.00%          110,429
Lipper Convertibles, L.P. ......................................    $ 9,000,000          3.00%          110,429
Lipper Offshore Convertibles, L.P. .............................    $ 2,000,000          0.67%           24,539
Local Initiatives Support Corporation ..........................    $    64,000          0.02%              785
Lumbermens Mutual Casualty .....................................    $   486,000          0.16%            5,963
K.D. Offshore Fund C.V. ........................................    $   750,000          0.25%            9,202
Kellner, DiLeo & Co. ...........................................    $   750,000          0.25%            9,202
Kentfield Trading Ltd. .........................................    $ 9,975,000          3.33%          122,392
Lydian Overseas Master Fund ....................................    $10,000,000          3.33%          122,699
Maryland Retirement Agency .....................................    $ 2,980,000          0.99%           36,564
McMahan Securities Co. L.P. ....................................    $ 1,600,000          0.53%           19,631
McMahan Securities Co. L.P. ....................................    $ 1,000,000          0.33%           12,269
Merrill Lynch Insurance Group ..................................    $   284,000          0.09%            3,484
Motion Picture Industry Health Plan -- Active Member
  Fund .........................................................    $   580,000          0.19%            7,116
Motion Picture Industry Health Plan -- Retiree Member
  Fund .........................................................    $   290,000          0.10%            3,558
Municipal Employees ............................................    $   125,000          0.04%            1,533
Nabisco ........................................................    $    34,000          0.01%              417
Nations Convertible Securities Fund ............................    $ 6,160,000          2.05%           75,582
New Orleans Firefighters Pension/Relief Fund ...................    $   125,000          0.04%            1,533
New York Life Insurance and Annuity Corporation ................    $   900,000          0.30%           11,042
New York Life Insurance Company ................................    $ 9,500,000          3.17%          116,564
Nicholas Applegate Convertible Fund ............................    $ 1,609,000          0.54%           19,742
Nicholas Applegate Global Holdings .............................    $    30,000          0.01%              368
OCM Convertible Trust ..........................................    $ 2,875,000          0.96%           35,276
Occidental Petroleum Corporation ...............................    $   232,000          0.08%            2,846
Ohio Bureau of Workers Compensation ............................    $   150,000          0.05%            1,840
Onex Industrial Partners Limited ...............................    $ 7,220,000          2.40%           88,588
Oxford, Lord Abbott & Co. ......................................    $ 1,750,000          0.58%           21,472
Ondeo Nalco ....................................................    $   255,000          0.09%            3,128
Partner Reinsurance Company, Ltd. ..............................    $   995,000          0.33%           12,208
People's Benefit Life Insurance Company (Teamsters
  Separate Account) ............................................    $ 4,000,000          1.33%           49,079
Pebble Capital Inc. ............................................    $ 2,899,000          0.96%           35,570
Physicians Life ................................................    $   370,000          0.12%            4,539
Policemen and Retirement System of the City of Detroit .........    $   635,000          0.21%            7,791
Pro Mutual .....................................................    $   664,000          0.22%            8,147
Queen's Health Plan ............................................    $    60,000          0.02%              736
RJR Reynolds ...................................................    $   107,000          0.04%            1,312

                                                              PRINCIPAL
                                                              AMOUNT OF                         COMMON
                                                                NOTES        PERCENT OF     STOCK ISSUABLE
                                                            BENEFICIALLY      THE NOTES     UPON CONVERSION
NAME                                                            OWNED           OWNED        OF THE NOTES
----                                                       --------------   ------------   ----------------
RCG Latitude Master Fund* ..............................    $ 1,150,000          0.38%           14,110
Raytheon Master Pension Trust ..........................    $   640,000          0.21%            7,852
Rockhaven Fund .........................................    $    90,000          0.03%            1,104
SG Cowen Securities Inc. ...............................    $ 5,250,000          1.75%           64,417
Sage Capital ...........................................    $    75,000          0.02%              920
Salomon Brothers Asset Management Inc. .................    $ 4,500,000          1.50%           55,214
San Diego City Retirement ..............................    $   899,000          0.30%           11,030
San Diego County Convertible ...........................    $ 1,968,000          0.66%           24,147
Sanpaolo Asset Management ..............................    $   150,000          0.05%            1,840
Screen Actors Guild Pension Convertible ................    $   502,000          0.17%            6,159
Shell Pension Trust ....................................    $   498,000          0.17%            6,110
Silvercreek II Limited .................................    $12,788,000          4.26%          156,907
Silvercreek Limited Partnership ........................    $ 5,533,000          1.84%           67,889
Southern Farm Bureau Life Insurance ....................    $   675,000          0.23%            8,282
St. Albans Partners Ltd. ...............................    $ 4,000,000          1.33%           49,079
Starvest Combined Portfolio ............................    $   850,000          0.28%           10,429
State Employees' Retirement Fund of the State of
Delaware ...............................................    $ 2,505,000          0.84%           30,736
State of Connecticut Combined Investment Funds .........    $ 5,470,000          1.82%           67,116
State of Oregon/SAIF Corporation .......................    $ 6,850,000          2.28%           84,049
State of Oregon--Equity ................................    $ 4,550,000          1.52%           58,828
Syngenta AG ............................................    $   235,000          0.08%            2,760
Total Fina Elf Finance U.S.A. Inc. .....................    $   250,000          0.08%            3,067
UBS AG London Branch ...................................    $19,725,000          6.58%          242,024
Value Line Convertible Fund, Inc. ......................    $ 1,000,000          0.33%           12,269
Van Kampen Harbor Fund .................................    $ 5,000,000          1.67%           61,349
Vanguard Convertible Securities Fund, Inc. .............    $ 5,915,000          1.97%           72,576
Wake Forest University .................................    $   861,000          0.29%           10,564
Worldwide Transactions, Ltd. ...........................    $   134,000          0.04%            1,644
Writers Guild Convertible ..............................    $   294,000          0.10%            3,607
Wyoming State Treasurer ................................    $ 1,002,000          0.33%           12,294
Zeneca AG Products Inc. ................................    $   135,000          0.05%            1,656
Zeneca Holdings Trust ..................................    $   350,000          0.12%            4,294

     None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

     Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.


----------
*     Holdings for this selling holder are as of June 15, 2001.

                            DESCRIPTION OF THE NOTES

     The notes were issued under an indenture dated November 21, 2000, among us, the Guarantors and The Bank of New York, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchaser on November 21, 2000.

     The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes. You may request copies of these documents at our address set forth under the caption "Summary."

     When we refer to L-3 Holdings in this section, we refer only to L-3 Communications Holdings, Inc., a Delaware corporation, and not its subsidiaries.

BRIEF DESCRIPTION OF THE NOTES

     The notes are:

     o limited to $300,000,000 aggregate principal amount, which includes $250,000,000 aggregate principal amount issued to the Initial Purchaser in the Initial Offering and $50,000,000 aggregate principal amount issued to the Initial Purchaser upon exercise in full of its over-allotment option.

     o general unsecured obligations, junior in right of payment to all of our existing and future Senior Debt;

     o convertible into our common stock at a conversion price of $81.50 per share, subject to adjustment as described below under "-- Conversion Rights";

     o redeemable at our option in whole or in part beginning on December 1, 2003 upon the terms and the redemption prices set forth below under "-- Optional Redemption by L-3 Holdings";

     o   unconditionally guaranteed by the Guarantors;

     o subject to repurchase by us at your option if a Change of Control occurs; and

     o due on June 1, 2009, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

     The indenture does not contain any financial covenants and does not restrict L-3 Holdings or the Guarantors from paying dividends, incurring Senior Debt or any other indebtedness or issuing or repurchasing their other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change in control of L-3 Holdings except to the extent described under "-- Repurchase at Option of Holders upon a Change of Control" below.

     You may present definitive notes for conversion, registration of transfer or exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see "-- Form, Denomination and Registration."

BRIEF DESCRIPTION OF THE GUARANTEES

     These notes are jointly and severally guaranteed by certain of L-3 Holdings' existing and future domestic subsidiaries as described below under "-- Subsidiary Guarantees."

     The Guarantees of these notes:

     o   are general obligations of each Guarantor;

     o are subordinated in right of payment to all existing and future Senior Debt of each Guarantor; and

     o rank pari passu with the obligations of L-3 Communications and the other Guarantors under L-3 Communications' outstanding:

     o   10 3/8% Senior Subordinated Notes due 2007;

     o   8 1/2% Senior Subordinated Notes due 2008; and

     o 8% Senior Subordinated Notes due 2008 (collectively, the "Outstanding Senior Subordinated Notes").

INTEREST

     The notes bear interest from November 21, 2000 at the rate of 5.25% per year, subject to adjustment upon the occurrence of a Reset Transaction. See "-- Interest Rate Adjustments" below. We will pay interest semiannually on June 1 and December 1 of each year to the holders of record at the close of business on the preceding May 15 and November 15, respectively, beginning May 15, 2001. There are two exceptions to the preceding sentence:

     o In general, we will not pay interest accrued and unpaid on any note that is converted into our common stock. See "-- Conversion Rights." If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time the holder surrenders those notes for conversion, it must pay us an amount equal to the interest that will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts notes that are called by us for redemption. Accordingly, if we redeem notes on a date after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date the holder of those notes chooses to convert the notes, the holder will not be required to pay us, at the time it surrenders the notes for conversion, the amount of interest on the notes it will receive on the interest payment date.

     o We will pay interest to a person other than the holder of record on the record date if we redeem the notes on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the notes being redeemed to but not including the redemption date to the same person to whom we will pay the principal of such notes.

     Except as provided below, we will pay interest on:

     o   the global notes to DTC in immediately available funds;

     o any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

     o any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

     At maturity, we will pay interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

     We will pay principal and premium, if any, on:

     o   the global notes to DTC in immediately available funds; and

     o the definitive notes by wire transfer in immediately available funds or, at our option, at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

     Interest generally is computed on the basis of a 360-day year comprised of twelve 30-day months.

INTEREST RATE ADJUSTMENTS

     If a Reset Transaction occurs, the interest rate will be adjusted to equal the Adjusted Interest Rate from the effective date of such Reset Transaction to, but not including, the effective date of any succeeding Reset Transaction.

     A "Reset Transaction" means:

     o a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock into which the notes are then convertible is a party;

     o   a sale of all or substantially all the assets of that entity;

     o   a recapitalization of that common stock; or

     o a distribution described in the fourth bullet point of the sixth paragraph under "-- Conversion Rights" below,

after the effective date of which transaction or distribution the notes would be convertible into:

     o shares of an entity the common stock of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5% higher than the dividend yield on our common stock (or other common stock then issuable upon conversion of the notes) for the four fiscal quarters preceding the public announcement of the transaction or distribution; or

     o shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common stock for the next four fiscal quarters that would result in such a 2.5% increase.

     The "Adjusted Interest Rate" with respect to any Reset Transaction will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by us or our successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a note immediately after the later of:

     o   the public announcement of the Reset Transaction; or

     o the public announcement of a change in dividend policy in connection with the Reset Transaction,

will equal the average Trading Price of a note for the 20 trading days preceding the date of public announcement of the Reset Transaction. However, the Adjusted Interest Rate will not be less than 5.25% per year.

     For purposes of the definition of "Reset Transaction," the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security for that period divided by, if with respect to dividends paid on that security, the average Closing Price (as defined in the indenture) of the security during that period and, if with respect to dividends proposed to be paid on the security, the Closing Price of such security on the effective date of the related Reset Transaction.

     The "Trading Price" of a security on any date of determination means:

     o the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

     o if that security is not listed on the NYSE on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

     o if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

     o if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

     o if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security; or

     o if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of convertible securities.

CONVERSION RIGHTS

     You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of $81.50 per share (equal to a conversion rate of 12.2699 shares per $1,000 principal amount of notes). The conversion price is, however, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash adjustment based upon the closing sale price of our common stock on the business day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

     You may exercise conversion rights at any time prior to the close of business on the final maturity date of the notes. However, if you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your notes because a Change of Control has occurred, you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the Change of Control repurchase date.

     Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these notes. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on the converted notes, notwithstanding the conversion of those notes prior to the interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender those notes for conversion, you must pay us an amount equal to the interest that will be paid on the notes being converted on the interest payment date. However, the preceding sentence does not apply to notes that are converted after being called by us for redemption. Accordingly, if we call your notes for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your notes, you will not be required to pay us at the time you surrender such notes for conversion the amount of interest on such notes you will receive on the date that has been fixed for redemption.

     You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. (If you convert any note within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than yours unless the applicable restrictions on transfer have been satisfied. See "Notice to Investors.") Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

     To convert interests in the global note, you must deliver to DTC, Euroclear or Clearstream Banking S.A. (formerly known as Cedelbank) as applicable, the appropriate instruction form for conversion pursuant to DTC's conversion program or in accordance with the normal operating procedures of Euroclear or Clearstream, as applicable, after application has been made to make the underlying common stock eligible for trading on Euroclear or Cedelbank. To convert a definitive note, you must:

     o complete the conversion notice on the back of the note (or a facsimile thereof);

     o deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

     o pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

     o pay all taxes or duties, if any, as described in the preceding paragraph.

     The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

     We will adjust the initial conversion price for certain events, including:

     o issuances of our common stock as a dividend or distribution on our common stock;

     o   certain subdivisions and combinations of our common stock;

     o issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the Current Market Price of our common stock (Current Market Price is based upon the market price during the prior 10-day period);

     o distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

         o  the rights and warrants referred to in the third bullet point above;

         o any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph; or

         o  any dividends or distributions paid exclusively in cash);

     o distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with:

         o all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made; plus

         o any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our Market Capitalization on the record date for such distribution (Market Capitalization is the product of the then Current Market Price of our common stock times the number of shares of our common stock then outstanding); and

     o purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

         o any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made, plus

         o the aggregate amount of any all-cash distributions referred to in the preceding bullet point to all holders of our common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 10% of our Market Capitalization on the expiration of such tender offer.

     We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price then in effect. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     If we:

     o reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

     o consolidate or combine with or merge with or into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the notes may thereafter convert the notes into the consideration they would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Consequences."

     We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

OPTIONAL REDEMPTION BY L-3 HOLDINGS

  Optional Redemption

     We may not redeem the notes in whole or in part at any time prior to December 1, 2003. At any time on or after December 1, 2003, we may redeem some or all of the notes on at least 20 but not more than 60 days' notice, at the following redemption prices (expressed in percentages of the principal amount):


                                        REDEMPTION
DURING THE TWELVE MONTHS COMMENCING       PRICE
-----------------------------------       -----
  December 1, 2003 ..................     102.625%
  December 1, 2004 ..................     101.313%
  December 1, 2005 ..................     100.000%

     In addition, we will pay all accrued and unpaid interest on the notes being redeemed. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price. No interest will be paid on notes that are converted into our common stock, except notes that are called for redemption on a date that is after a record date but prior to the corresponding interest payment date if those notes are converted into common stock after the record date.

  Partial Redemption

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control occurs, you will have the right to require us to repurchase all of your notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000. The repurchase price is equal to 100% of the principal amount of the notes to be repurchased. We will also pay interest accrued and unpaid to, but excluding, the repurchase date.

     Instead of paying the repurchase price in cash, we may pay the repurchase price in common stock. In such event, the number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing sale prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

     Within 30 days after the occurrence of a Change of Control, we are required to give you notice of the occurrence of the Change of Control and of your resulting repurchase right. The repurchase date is no earlier than 30 days and no later than 60 days after the date we give notice of a Change of Control. To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

     The indenture will provide that, prior to mailing a Change of Control notice, but in any event within 90 days following a Change of Control, L-3 Holdings will either repay all outstanding Senior Debt or offer to repay all Senior Debt and terminate all commitments thereunder of each lender who has accepted such offer or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. L-3 Holdings will publicly announce the results of the Change of Control offer on or as soon as practicable after it closes.

     A "Change of Control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

     o the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of L-3 Holdings and its subsidiaries (other than the Excluded Subsidiaries (as defined below)) taken as a whole to any "person" (as such term is used in
         Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties;

     o the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner," directly or indirectly, of more than 50% of the Voting Stock of L-3 Holdings (measured by voting power rather than number of shares);

     o the first day on which a majority of the members of the board of directors of L-3 Holdings are not Continuing Directors; or

     o the consolidation or merger of L-3 Holdings with or into any other person, any merger of another person into L-3 Holdings, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

         (1)  any transaction:

              o that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

              o pursuant to which holders of our capital stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

         (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a Change of Control will be deemed not to have occurred if:

     o the closing sale price per share of our common stock for any five trading days within:

     o the period of 10 consecutive trading days ending immediately after the later of the Change of Control or the public announcement of the Change of Control, in the case of a Change of Control under the first bullet point above; or

     o the period of 10 consecutive trading days ending immediately before the Change of Control, in the case of a Change of Control under the second bullet point above,

         equals or exceeds 110% of the conversion price of the notes in effect on each such trading day; or

     o at least 90% of the consideration in the transaction or transactions constituting a Change of Control consists of shares of common stock traded or to be traded immediately following such Change of Control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

    Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     "Continuing Directors" means, as of any date of determination, any member of the board of directors of L-3 Holdings who:

     o   was a member of the board of directors on May 22, 1998; or

     o was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board at the time of new director's nomination or election.

     "Excluded Subsidiaries" means:

     o   any domestic subsidiary of L-3 Holdings that is not a Guarantor; and

     o foreign subsidiaries of L-3 Holdings and L-3 Communications that have been designated as, or, if the indentures governing the Outstanding Senior Subordinated Notes are no longer in effect, could have been designated as "Unrestricted Subsidiaries" pursuant to the terms of the indentures governing any of the Outstanding Senior Subordinated Notes of L-3 Communications as the same are in effect on the date of the closing of this offering (whether or not those indentures are subsequently amended, waived, modified or terminated or expire and whether or not any of those notes continue to be outstanding).

     "Principals" means Lehman Brothers Holding Inc. and any of its affiliates, Lockheed Martin, Frank C. Lanza and Robert V. LaPenta.

     "Related Party" with respect to any Principal means:

     o any controlling stockholder, 50% (or more) owned subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

     o any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a more than 50% controlling interest of which consist of such Principal and/or such other Persons referred to above.

     "Voting Stock" means the capital stock that is entitled to vote in the election of the board of directors at that time.

     Rule 13e-4 under the Exchange Act, requires the dissemination of certain information to security holders if an L-3 Holdings tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     We may, to the extent permitted by applicable law and our Senior Debt, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a Change of Control could cause an event of default under, or be prohibited or limited by, the terms of our existing or future Senior Debt. As a result, any repurchase of the notes could, absent a waiver, be prohibited under the subordination provisions of the indenture until the Senior Debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a Change of Control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our existing or future Senior Debt. See "-- Subordination" below.

SUBSIDIARY GUARANTEES

     The Guarantors jointly and severally guarantee L-3 Holdings' obligations under the notes. Each guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its guarantee are limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- The Guarantees may be unenforceable due to fraudulent conveyance statutes, accordingly, you could have no claim against the Guarantors."

     Guarantors may, without the consent of the holders of notes, consolidate with, merge with or into or transfer all or substantially all of their assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

     o the surviving corporation assumes all of the Guarantor's obligations under the indenture;

     o at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

     o   certain other conditions are met.

     The Guarantee of a Guarantor will be released:

     o in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation); or

     o   in connection with any sale of all of the capital stock of a Guarantor.

     The indenture provides that if L-3 Holdings or any of its subsidiaries acquires or creates a subsidiary (other than a foreign subsidiary) after the date of this offering, then such subsidiary will execute a guarantee in accordance with the terms of the indenture; provided, however, that no domestic subsidiary shall be required to guarantee these notes if that subsidiary would not have had to become a guarantor of any of the Outstanding Senior Subordinated Notes of L-3 Communications pursuant to the terms of the indentures governing those notes as the same are in effect on the date of the closing of this offering (whether or not those indentures are subsequently amended, waived, modified or terminated or expire and whether or not any of those notes continue to be outstanding).

SUBORDINATION

     The payment of principal of, premium and liquidated damages, if any, and interest on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all Senior Debt, whether outstanding on the issue date or thereafter incurred.

     Upon any distribution to creditors of L-3 Holdings in a liquidation or dissolution of L-3 Holdings or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to L-3 Holdings or its property, an assignment for the benefit of creditors or any marshalling of L-3 Holdings' assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the holders of notes will be entitled to receive any payment with respect to the notes, and until all obligations with respect to Senior Debt are paid in full, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Debt.

     L-3 Holdings also may not make any payment upon or in respect of the notes if:

     o a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing; or

     o any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the trustee receives a notice of such default (a "Payment Blockage Notice") from L-3 Holdings or the holders of any Designated Senior Debt.

     Payments on the notes may and shall be resumed:

     o in the case of a payment default, upon the date on which such default is cured or waived; and

     o in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

     No new period of payment blockage may be commenced unless and until:

     o 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

     o all scheduled payments of principal, premium and liquidated damages, if any, and interest on the notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

     The indenture further requires that L-3 Holdings promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of L-3 Holdings who are holders of Senior Debt. On December 31, 2000 there was $190.0 million of Senior Debt outstanding.

     "Senior Debt" means:

     o all Indebtedness of L-3 Holdings outstanding under credit facilities and all hedging obligations with respect thereto;

     o any other Indebtedness permitted to be incurred by L-3 Holdings under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

     o all principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnification, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any indebtedness referred to above.

     Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

     o any liability for federal, state, local or other taxes owed or owing by L-3 Holdings;

     o any Indebtedness of L-3 Holdings to any of its subsidiaries or other affiliates;

     o   any trade payables; or

     o   any indebtedness that is incurred in violation of the Indenture.

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property or representing any hedging obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien on any assets of such person (whether or not such indebtedness is assumed by such person) and, to the extent not otherwise included, the guarantee by such person of any indebtedness of any other person. The amount of any Indebtedness outstanding as of any date shall be:

     o the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

     o the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Designated Senior Debt" means (1) any Senior Debt outstanding under any credit facility and (2) any other Senior Debt permitted under the indenture, the principal amount of which is

$25.0 million or more and that has been designated by L-3 Holdings as "Designated Senior Debt." The indenture does not restrict the creation of Senior Debt or any other indebtedness in the future.
We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments are senior to those of holders of the notes in respect of all funds collected or held by the trustee.

SUBORDINATION OF SUBSIDIARY GUARANTEES

     The guarantees of the Guarantors are subordinated in right of payment to all Senior Debt of the Guarantors to the same extent that the notes are subordinated to the Senior Debt of L-3 Holdings. "Senior Debt of a Guarantor" means:

     (1) all Indebtedness of the Guarantors outstanding under credit facilities and all hedging obligations with respect thereto;

     (2) any other indebtedness permitted to be incurred by the Guarantors under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

     (3) all principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnification, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness referred to above. Notwithstanding anything to the contrary in the foregoing, the term "Senior Debt of a Guarantor" will not include:

         o any liability for federal, state, local or other taxes owed or owing by that Guarantor;

         o any Indebtedness of that Guarantor to any of its subsidiaries or other affiliates;

         o  any trade payables; or

         o any obligations with respect to the Outstanding Senior Subordinated Notes of L-3 Communications (and the related guarantees).

ANTILAYERING PROVISION

     The indenture provides that (i) L-3 Holdings will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of a Guarantor and senior in any respect in right of payment to any of the Subsidiary Guarantees.

EVENTS OF DEFAULT

     Each of the following constitutes an event of default under the indenture:

     (1) default for 30 days in the payment when due of interest or liquidated damages on the notes, whether or not prohibited by the subordination provisions of the indenture;

     (2) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

     (3) failure by L-3 Holdings for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

     (4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of L-3 Holdings or any of its subsidiaries (other than the Excluded Subsidiaries) for money borrowed (or the payment of which is guaranteed by L-3 Holdings or any of those subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (5) failure by the Company or any of its subsidiaries (other than the Excluded Subsidiaries) to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (6) certain events of bankruptcy, insolvency or reorganization with respect to L-3 Holdings or any subsidiary of L-3 Holdings (other than the Excluded Subsidiaries); and

     (7) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid.

     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

     If an event of default specified in clause (5) above occurs and is continuing with respect to L-3 Holdings, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under "-- Modifications, Amendments and Meetings" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as specified under "-- Modifications, Amendments and Meetings" below) is present, in each case upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

CONSOLIDATION, MERGER OR ASSUMPTION

     We may, without the consent of the holders of notes, consolidate with, merge with or into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

     o the surviving corporation assumes all our obligations under the indenture;

     o at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

     o   certain other conditions are met.

MODIFICATIONS, AMENDMENTS AND MEETINGS

  Changes Requiring Approval of Each Affected Holder

     The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

     o change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

     o reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

     o   change the currency of payment of such note or interest thereon;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any note;

     o   modify our obligations to maintain an office or agency in New York
         City;

     o except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a Change of Control or the conversion rights of holders of the notes;

     o modify the subordination provisions of the indenture in a manner adverse to the holders of notes;

     o modify the redemption provisions of the indenture (other than the provisions of the indenture governing the repurchase of notes upon the occurrence of a Change in Control) in a manner adverse to the holders of notes;

     o reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

     o reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

  Changes Requiring Majority Approval

     The indenture (including the terms and conditions of the notes) may be modified or amended either:

     o with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding; or

     o by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting.

  Changes Requiring No Approval

     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     o   adding to our covenants for the benefit of the holders of notes;

     o   surrendering any right or power conferred upon us;

     o providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

     o providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

     o reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

     o complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     o making any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

     o curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect; or

     o adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

MEETINGS

     The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

  Quorum

     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

SATISFACTION AND DISCHARGE

     We may satisfy and discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

     o all outstanding notes will become due and payable at their scheduled maturity within one year; or

     o   all outstanding notes are scheduled for redemption within one year,

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. First Chicago Trust Company of New York is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

REGISTRATION RIGHTS

     Under the terms of the registration rights agreement, we have filed with the SEC this resale registration statement covering resales by holders of all notes, the Guarantees and the common stock issuable upon conversion of the notes. Under the terms of the agreement, we also agreed to use all commercially reasonable efforts to:

     o cause the registration statement to become effective as promptly as is practicable, but in no event later than 195 days after the earliest date of original issuance of any of the notes; and

     o   keep the registration statement effective until the earliest of:

     o  two years after the last date of original issuance of the notes;

         o the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

         o the date when all of the notes and the common stock into which the notes are convertible that are owned by the holders who complete and deliver in a timely manner the selling securityholder election and questionnaire appended to the offering memorandum dated November 16, 2000 are registered under the registration statement and disposed of in accordance with the registration statement.

     We will, when the registration statement is filed:

     o provide to each holder for whom the registration statement was filed copies of the prospectus that is a part of the registration statement;

     o notify each such holder when the registration statement has become effective; and

     o take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

     Each holder who sells securities pursuant to the registration statement generally will be:

     o required to be named as a selling stockholder in the related prospectus;

     o   required to deliver a prospectus to purchasers;

     o subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

     o bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

     Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

     o the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

     o we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

     However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

     If,

     o we have not filed the registration statement with the SEC prior to or on the 135th day following the earliest date of original issuance of any of the notes;

     o the registration statement has not been declared effective prior to or on the 195th day following the earliest date of original issuance of any of the notes; or

     o the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be (each, a "registration default"), additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

     o an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

     o an additional 0.50% of the principal amount from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted. We agreed to distribute a questionnaire to each holder to obtain certain information regarding the holder for inclusion in the prospectus. Holders were required to complete and deliver the questionnaire within 20 business days after receipt of the questionnaire to be named as selling stockholders in the related prospectus at the time of effectiveness. A holder will not be entitled to liquidated damages unless it has provided all information requested by the questionnaire prior to the deadline.

     The specific provisions relating to the registration described above are contained in the registration rights agreement which was entered into on the closing of the initial offering of the notes.

FORM, DENOMINATION AND REGISTRATION

     The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

     The notes are evidenced by a global note deposited with the trustee as custodian for The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co. as DTC's nominee. Record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

     A holder may hold its interests in the global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. Holders may also beneficially own interests in the global note held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodian relationship with a direct DTC participant, either directly or indirectly.

     So long as Cede & Co., as nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of the global note. Except as provided below, owners of beneficial interests in the global note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global note to such persons may be limited.

     We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global note to Cede & Co., the nominee for DTC, as the registered owner of the global note. L-3, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global note to owners of beneficial interests in the global note.

     It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global note, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global note, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global note held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

     If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     Neither L-3 nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance of DTC or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global note are credited and only for the principal amount of the notes for which directions have been given.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global note. None of L-3, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The current certificate of incorporation of L-3 Holdings authorizes 100,000,000 shares of common stock with a par value of $.01 per share and 25,000,000 shares of preferred stock. As of March 12, 2001, the outstanding capital stock of L-3 Holdings consisted of 33,953,182 shares of common stock held by 152 stockholders of record, not including the stockholders for whom shares are held in a "nominee" or "street" name. The following summaries of certain provisions of the common stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the certificate of incorporation and bylaws of L-3 Holdings and by applicable law.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders of L-3 Holdings, and do not have cumulative voting rights. The holders of our common stock are entitled to ratably receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose, subject to preferences that may be applicable to any outstanding preferred stock and any other provisions of the L-3 Holdings certificate of incorporation. See "Dividend Policy". L-3 Holdings does not, however, anticipate paying any cash dividends in the foreseeable future. Holders of common stock have no preemptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund. In the event of any liquidation, dissolution or winding up of L-3 Holdings, after payment of the debts and other liabilities of L-3 Holdings, and subject to the rights of holders of shares of preferred stock, holders of common stock are entitled to share in any distribution to the stockholders on a pro-rata basis. All of the outstanding shares of common stock of L-3 Holdings are, and the shares of common stock offered hereby will be, fully paid and non-assessable.

PREFERRED STOCK

     Our board of directors is authorized, without further vote or action by holders of common stock, to issue 25,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including voting, redemption and conversion rights. The board of directors may also designate dividend rights and preferences in liquidation. It is not possible to state the effect of the authorization and issuance of any series of preferred stock upon the rights of such shares without further action by holders of common stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of L-3 Holdings' common stock or the removal of incumbent management, which could thereby depress the market price of our common stock. We do not currently have any preferred stock outstanding.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is First Chicago Trust Company of New York.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER AND BYLAWS

     The certificate of incorporation of L-3 Holdings provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.

     The certificate of incorporation of L-3 Holdings also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our stockholders may amend our bylaws or adopt new bylaws, by the affirmative vote of 662/3% of the outstanding voting securities. A special meeting of the stockholders may be called by our Chairman, Chief Executive Officer or any stockholders owning 10% or more of the outstanding shares of common stock. These provisions may have the effect of delaying, deferring or preventing a change in control.

     The classification of the board of directors and lack of cumulative voting will make it more difficult not only for another party to obtain control of us by replacing our board of directors, but also for our existing stockholders to replace our board of directors. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

     Our anti-takeover and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. They are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. Additionally, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We, as a Delaware corporation, are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

     o prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of our outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of our outstanding voting stock that is not owned by the interested stockholder.

     In general, Section 203 defines "business combination" to include the following:

     o any merger or consolidation involving the interested stockholder and us;

     o any sale, transfer, pledge or other disposition of 10% or more of assets involving the interested stockholder;

     o subject to certain exceptions, any transaction that results in our issuance or transfer of any of our stock to the interested stockholder;

     o any transaction involving us that has the effect of increasing the proportionate share of the stock or any class or series of our stock beneficially owned by the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through us.

     In general, Section 203 defines "interested stockholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

                              PLAN OF DISTRIBUTION

     The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     o on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

     o   in the over-the-counter market;

     o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o through the writing of options, whether the options are listed on an options exchange or otherwise; or

     o   through the settlement of short sales.

     In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with the broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loans or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the notes.

     In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.


     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.


     To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commission or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.


     We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provided for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the notes and the common stock.

                                 LEGAL MATTERS

     The validity of the notes offered by this prospectus and of the shares of common stock issuable upon conversion thereof will be passed upon for us by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     Our financial statements have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent auditors given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission, referred to herein as the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

     Our common stock is quoted on the New York Stock Exchange under the symbol "LLL." You may inspect reports and other information concerning us at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

     YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                           [L-3 COMMUNICATIONS LOGO]




              5.25% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2009

   AND 3,680,982 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES














                             ---------------------
                                   PROSPECTUS
                                 AUGUST 6, 2001
                             ---------------------

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all fees and expenses incurred or expected to be incurred by the registrant in connection with the issuance and distribution of the securities being registered hereby. All but the Securities and Exchange Commission registration fee and the New York Stock Exchange listing fee are estimates and remain subject to future contingencies.


Securities and Exchange Commission registration fee .........  $ 75,000
New York Stock Exchange listing fee .........................  $  1,500
Legal fees and expenses .....................................  $ 50,000
Accounting fees and expenses ................................  $ 50,000
Trustees' fees and expenses .................................  $  2,500
Printing and engraving fees .................................  $ 50,000
Miscellaneous expenses ......................................  $  6,000
                                                               --------
   Total ....................................................  $235,000
                                                               ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

     (i) permissive indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

     (ii) permissive indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

     (iii) mandatory indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by (i) and (ii) above; and

     (iv) that the indemnification provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise

     In addition to the indemnification provisions of the DGCL described above, our Certificate of Incorporation (the "Certificate of Incorporation") provides that we shall, to the fullest extent permitted by the DGCL, (i) indemnify our officers and directors and (ii)advance expenses incurred by such officers or directors in relation to any action, suit or proceeding.

     Our Bylaws (the "Bylaws") require the advancement of expenses to an officer or director (without a determination as to his conduct) in advance of the final disposition of a proceeding if such person furnishes a written affirmation of his good faith belief that he has met the applicable standard of conduct and furnishes a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. In connection with proceedings by or in the right of the Registrant, the Bylaws provide that indemnification shall include not only reasonable expenses, but also judgments, fines, penalties and amounts paid in settlement. The Bylaws provide that the Registrant may, subject to authorization on a case by case basis, indemnify and advance expenses to employees or agents to the same extent as a director or to a lesser extent (or greater, as permitted by law) as determined by the board of directors.

     The Bylaws purport to confer upon officers and directors contractual rights to indemnification and advancement of expenses as provided therein.

     Our Certificate of Incorporation limits the personal liability of our directors to us or our stockholders for monetary damages for breach of the fiduciary duty as a director, other than liability as a director (i) for breach of duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions) or
(iv) for any transaction for which the director derived an improper personal benefit.

     We maintain officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS

     The following exhibits are filed as part of this registration statement:

     EXHIBIT
       NO.          DESCRIPTION
       ---          -----------
    **5.1           Opinion of Simpson Thacher & Bartlett.

     10.1 Indenture dated as of April 30, 1997 between L-3 Communications Corporation and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to L-3 Communications Corporation's Registration Statement on Form S-4 No. 333-31649).
     10.2           Employment Agreement dated April 30, 1997 between Frank C.
                    Lanza and L-3 Communications Holdings, Inc. (incorporated by reference to Exhibit 10.5 to the Registrant's Registration Statement on Form S-1 No. 333-46975).
     10.3           Employment Agreement dated April 30, 1997 between Robert V.
                    LaPenta and L-3 Communications Holdings, Inc. (incorporated by reference to Exhibit 10.51 to the Registrant Statement on Form S-1 No. 333-46975).
     10.4 Form of Stock Option Agreement for Employee Options (incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement on Form S-1 No. 333-46975).
     10.5 Form of 1997 Stock Option Plan for Key Employees (incorporated by reference to Exhibit 10.91 to Registrant's Registration Statement on Form S-1, No. 333-46975).
     10.6 Non-Qualified Stock Option Agreement dated as of April 30, 1997 by and between L-3 Communications Holdings, Inc. and Frank C. Lanza (incorporated by reference to Exhibit 10.12 to Registrant" Registration Statement on Form S-1, No. 333-70125).
     10.7 Non-Qualified Stock Option Agreement dated as of April 30, 1997 by and between L-3 Communications Holdings, Inc. and Robert V. LaPenta (incorporated by reference to Exhibit
                    10.13 to Registrant's Registration Statement on Form S-1, No. 333-70125).
     10.8 Option Plan for Non-Employee Directors of L-3 Communication's Holdings, Inc. (incorporated by reference to
                    Exhibit 10.15 to Registrant's annual report on Form 10-K filed on March 31, 1999).
     10.9 1999 Long Term Performance Plan dated as of April 27, 1999 (incorporated by reference to Exhibit 10.16 to the Registrant's annual report on Form 10-K filed on March 30,
                    2000).

     10.10 L-3 Communications Corporation Pension Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement on Form S-1 No. 333-46975).
     10.11 Indenture dated as of May 22, 1998 between L-3 Communications Corporation and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.6 to L-3 Communications Corporation's Registration Statement on Form S-4 No. 333-70199).

  EXHIBIT
    NO.       DESCRIPTION
    ---       -----------
 10.12        Indenture dated as of December 11, 1998 among L-3 Communications
              Corporation, the Guarantors named therein and The Bank of New
              York, as Trustee (incorporated by reference to Exhibit 10.32 to Registrant's Registration Statement on Form S-1, No. 333-70125).
 10.13        Indenture dated as of November 21, 2000 among L-3 Communications
              Holdings, Inc., the Guarantors named therein and the Bank of New
              York, as Trustee (incorporated by reference to Exhibit 10.33 to the Registrant's annual report on Form 10-K filed on March 15,
              2001).
 10.14        Purchase Agreement dated as of November 21, 2000 among L-3
              Communications Holdings, Inc., the Guarantors included therein and Lehman Brothers Inc. (incorporated by reference to Exhibit 10.34 to the Registrant's annual report on Form 10-K filed on March 15,
              2001).
 10.15        Registration Rights Agreement dated as of November 21, 2000 among
              L-3 Communications Holdings, Inc., the Guarantors included therein and Lehman Brothers Inc. (incorporated by reference to Exhibit
              10.35 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
 10.16        Consent, Waiver and First Amendment to Amended and Restated 364
              Day Credit Agreement dated as of April 28, 2000 among L-3
              Communications Corporation and lenders named therein (incorporated by reference to Exhibit 10.40 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
 10.17        Consent, Waiver and First Amendment to Second Amended and Restated
              Credit Agreement dated as of April 28, 2000 among L-3
              Communications Corporation and lenders named therein (incorporated by reference to Exhibit 10.41 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
 10.18        Consent, Waiver and First Amendment to New 364 Day Credit
              Agreement dated as of April 28, 2000 among L-3 Communications
              Corporation and lenders named therein (incorporated by reference to Exhibit 10.42 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
 10.19        New 364 Day Credit Agreement dated as of April 24, 2000 among L-3
              Communications Corporation and lenders named therein (incorporated by reference to Exhibit 10.43 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
 10.20        Amended and Restated 364 Day Credit Agreement dated as of April
              24, 2000 among L-3 Communications Corporation and lenders named therein (incorporated by reference to Exhibit 10.44 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
 10.21        Second Amended and Restated Credit Agreement dated as of April 24,
              2000 among L-3 Communications Corporation and lenders named therein (incorporated by reference to Exhibit 10.45 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
 10.22        Consent and Third Amendment to Amended and Restated 364 Day Credit
              Agreement dated as of November 16, 2000 among L-3 Communications
              Corporation and lenders named therein (incorporated by reference to Exhibit 10.46 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
 10.23        Consent and Second Amendment to New 364 Day Credit Agreement dated as of November 16, 2000 among L-3 Communications Corporation and lenders named therein (incorporated by reference to Exhibit 10.47 to the Registrant's annual report on Form 10-K filed on March 15,
              2001).
 10.24        Consent and Second Amendment to Second Amended and Restated Credit
              Agreement dated as of November 16, 2000 among L-3 Communication
              Corporation and lenders named therein (incorporated by reference to Exhibit 10.48 to the Registrant's annual report on Form 10-K filed on March 15, 2001).

  EXHIBIT
    NO.        DESCRIPTION
    ---        -----------
   10.25       Asset Purchase Agreement relating to the Honeywell TCAS Business by and among Honeywell Inc., L-3 Communications Corporation and, solely in respect of the Guaranty in Article XIV, Honeywell
               International Inc. dated as of February 10, 2000 (incorporated by reference to Exhibit 10.91 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.26       Asset Purchase and Sale Agreement, dated January 7, 2000 by and between L-3 Communications Corporation and Raytheon Company
               (incorporated by reference to Exhibit 10.92 to the Registrant's annual report on Form 10-K filed on March 15, 2001).

  *12.1        Ratio of Earnings to Fixed Charges.
   21.1        Subsidiaries of the Registrant (incorporated by reference to
               Exhibit 21 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
  *23.1        Consent of PricewaterhouseCoopers LLP.

 **23.2        Consent of Simpson Thacher & Bartlett.
  *24.1        Powers of Attorney (included on signature page).
   25.1        Statement of Eligibility of Trustee on Form T-1 (incorporated by reference to Exhibit 25.1 to the Registrant's Registration
               Statement on Form S-1 filed on April 5, 2001).
----------
 *   Filed herewith

**   Previously filed.


ITEM 17. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

(c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on August 6, 2001.


                                   L-3 COMMUNICATIONS HOLDINGS, INC.


                                   By: /s/ Christopher C. Cambria
                                       ------------------------------------
                                       Christopher C. Cambria, Senior Vice
                                       President -- General Counsel and
                                       Secretary


                        SIGNATURES AND POWERS OF ATTORNEY

     Each person whose signature appears below authorizes Christopher C. Cambria, Michael T. Strianese, Frank C. Lanza, Robert V. LaPenta, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-3 relating to the notes, common stock into which the notes are convertible and the subsidiary guarantees and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462 (b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                       TITLE                     DATE
           ---------                       -----                     ----

     /s/ Frank C. Lanza          Chairman, Chief Executive       August 6, 2001
----------------------------     Officer and Director
         Frank C. Lanza


    /s/ Robert V. LaPenta        President, Chief Financial      August 6, 2001
----------------------------     Officer and Director
        Robert V. LaPenta


 /s/ Christopher C. Cambria      Senior Vice President --        August 6, 2001
----------------------------     General Counsel and Secretary
     Christopher C. Cambria


  /s/ Michael T. Strianese       Senior Vice President --        August 6, 2001
----------------------------     Finance
      Michael T. Strianese


   /s/ Thomas A. Corcoran        Director                        August 6, 2001
----------------------------
       Thomas A. Corcoran

           SIGNATURE                       TITLE                     DATE
           ---------                       -----                     ----

    /s/ Robert B. Millard        Director                        August 6, 2001
----------------------------
        Robert B. Millard


    /s/ John E. Montague         Director                        August 6, 2001
----------------------------
        John E. Montague


  /s/ John M. Shalikashvili      Director                        August 6, 2001
----------------------------
      John M. Shalikashvili


     /s/ Arthur L. Simon         Director                        August 6, 2001
----------------------------
         Arthur L. Simon


   /s/ Alan H. Washkowitz        Director                        August 6, 2001
----------------------------
      Alan H. Washkowitz

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.          DESCRIPTION
   ---          -----------
  **5.1        Opinion of Simpson Thacher & Bartlett.
   10.1        Indenture dated as of April 30, 1997 between L-3 Communications
               Corporation and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to L-3 Communications Corporation's
               Registration Statement on Form S-4 No. 333-31649).
   10.2        Employment Agreement dated April 30, 1997 between Frank C. Lanza and L-3 Communications Holdings, Inc. (incorporated by reference to Exhibit 10.5 to the Registrant's Registration Statement on
               Form S-1 No. 333-46975).
   10.3        Employment Agreement dated April 30, 1997 between Robert V.
               LaPenta and L-3 Communications Holdings, Inc. (incorporated by reference to Exhibit 10.51 to the Registrant Statement on Form
               S-1 No. 333-46975).
   10.4        Form of Stock Option Agreement for Employee Options (incorporated by reference to Exhibit 10.9 to the Registrant's Registration
               Statement on Form S-1 No. 333-46975).
   10.5        Form of 1997 Stock Option Plan for Key Employees (incorporated by reference to Exhibit 10.91 to Registrant's Registration Statement on Form S-1, No. 333-46975).
   10.6        Non-Qualified Stock Option Agreement dated as of April 30, 1997 by and between L-3 Communications Holdings, Inc. and Frank C.
               Lanza (incorporated by reference to Exhibit 10.12 to Registrant"
               Registration Statement on Form S-1, No. 333-70125).
   10.7        Non-Qualified Stock Option Agreement dated as of April 30, 1997 by and between L-3 Communications Holdings, Inc. and Robert V.
               LaPenta (incorporated by reference to Exhibit 10.13 to Registrant's Registration Statement on Form S-1, No. 333-70125).
   10.8        Option Plan for Non-Employee Directors of L-3 Communication's
               Holdings, Inc. (incorporated by reference to Exhibit 10.15 to
               Registrant's annual report on Form 10-K filed on March 31, 1999).
   10.9        1999 Long Term Performance Plan dated as of April 27, 1999
               (incorporated by reference to Exhibit 10.16 to the Registrant's annual report on Form 10-K filed on March 30, 2000).
   10.10       L-3 Communications Corporation Pension Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Registration
               Statement on Form S-1 No. 333-46975).
   10.11       Indenture dated as of May 22, 1998 between L-3 Communications
               Corporation and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.6 to L-3 Communications Corporation's
               Registration Statement on Form S-4 No. 333-70199).
   10.12       Indenture dated as of December 11, 1998 among L-3 Communications
               Corporation, the Guarantors named therein and The Bank of New
               York, as Trustee (incorporated by reference to Exhibit 10.32 to Registrant's Registration Statement on Form S-1, No. 333-70125).
   10.13       Indenture dated as of November 21, 2000 among L-3 Communications
               Holdings, Inc., the Guarantors named therein and the Bank of New
               York, as Trustee (incorporated by reference to Exhibit 10.33 to the Registrant's annual report on Form 10-K filed on March 15,
               2001).
   10.14       Purchase Agreement dated as of November 21, 2000 among L-3
               Communications Holdings, Inc., the Guarantors included therein and Lehman Brothers Inc. (incorporated by reference to Exhibit
               10.34 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.15       Registration Rights Agreement dated as of November 21, 2000 among
               L-3 Communications Holdings, Inc., the Guarantors included therein and Lehman Brothers Inc. (incorporated by reference to Exhibit 10.35 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.16       Consent, Waiver and First Amendment to Amended and Restated 364
               Day Credit Agreement dated as of April 28, 2000 among L-3
               Communications Corporation and lenders named therein
               (incorporated by reference to Exhibit 10.40 to the Registrant's annual report on Form 10-K filed on March 15, 2001).

  EXHIBIT
    NO.        DESCRIPTION
    ---        -----------
   10.17       Consent, Waiver and First Amendment to Second Amended and
               Restated Credit Agreement dated as of April 28, 2000 among L-3
               Communications Corporation and lenders named therein
               (incorporated by reference to Exhibit 10.41 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.18       Consent, Waiver and First Amendment to New 364 Day Credit
               Agreement dated as of April 28, 2000 among L-3 Communications
               Corporation and lenders named therein (incorporated by reference to Exhibit 10.42 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.19       New 364 Day Credit Agreement dated as of April 24, 2000 among L-3
               Communications Corporation and lenders named therein
               (incorporated by reference to Exhibit 10.43 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.20       Amended and Restated 364 Day Credit Agreement dated as of April
               24, 2000 among L-3 Communications Corporation and lenders named therein (incorporated by reference to Exhibit 10.44 to the
               Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.21       Second Amended and Restated Credit Agreement dated as of April
               24, 2000 among L-3 Communications Corporation and lenders named therein (incorporated by reference to Exhibit 10.45 to the
               Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.22       Consent and Third Amendment to Amended and Restated 364 Day
               Credit Agreement dated as of November 16, 2000 among L-3
               Communications Corporation and lenders named therein
               (incorporated by reference to Exhibit 10.46 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.23       Consent and Second Amendment to New 364 Day Credit Agreement
               dated as of November 16, 2000 among L-3 Communications
               Corporation and lenders named therein (incorporated by reference to Exhibit 10.47 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.24       Consent and Second Amendment to Second Amended and Restated
               Credit Agreement dated as of November 16, 2000 among L-3
               Communication Corporation and lenders named therein (incorporated by reference to Exhibit 10.48 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   10.25       Asset Purchase Agreement relating to the Honeywell TCAS Business by and among Honeywell Inc., L-3 Communications Corporation and, solely in respect of the Guaranty in Article XIV, Honeywell
               International Inc. dated as of February 10, 2000 (incorporated by reference to Exhibit 10.91 to the Registrant's annual report on
               Form 10-K filed on March 15, 2001).
   10.26       Asset Purchase and Sale Agreement, dated January 7, 2000 by and between L-3 Communications Corporation and Raytheon Company
               (incorporated by reference to Exhibit 10.92 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   *12.1       Ratio of Earnings to Fixed Charges.
    21.1       Subsidiaries of the Registrant (incorporated by reference to
               Exhibit 21 to the Registrant's annual report on Form 10-K filed on March 15, 2001).
   *23.1       Consent of PricewaterhouseCoopers LLP.
  **23.2       Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).
   *24.1       Powers of Attorney (included on signature page).
    25.1       Statement of Eligibility of Trustee on Form T-1 (incorporated by reference to Exhibit 25.1 to the Registrant's Registration
               Statement on Form S-1 filed on April 5, 2001).

----------
*   Filed herewith

**  Previously filed